Exhibit 99.1

RPM INCREASES CASH DIVIDEND FOR 49TH CONSECUTIVE YEAR

•    Quarterly payment of $0.42 per share is 5.0% increase over prior year

•    Four Directors Re-Elected at Annual Meeting of Stockholders

MEDINA, Ohio — October 6, 2022 — RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.42 per share, payable on October 31, 2022, to stockholders of record as of October 17, 2022. This payment represents a 5.0 percent increase over the $0.40 quarterly cash dividend paid at this time last year.

This action marks RPM’s 49th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 41 other U.S. companies, besides RPM, have consecutively paid an increasing annual dividend for a longer period of time, according to Dividend Radar. During this timeframe, the company has returned approximately $3.1 billion in cash dividends to its stockholders. At a share price of $84.00, RPM’s annual dividend yield would be 2.0 percent.

“The incredible efforts of RPM associates and their ability to collaboratively address the challenges we’ve faced have enabled RPM to continue to drive growth, at the same time we are achieving greater operational efficiency across all our businesses,” stated Frank C. Sullivan, RPM chairman and CEO. “We remain committed to delivering sustainable, long-term value for our stockholders, and our 49th consecutive year of increasing our dividend exemplifies this commitment.”

At the meeting, four directors were re-elected to serve in Class I with three-year terms expiring at the annual meeting of stockholders in 2025. They included:

•	Kirkland B. Andrews, executive vice president and chief financial officer of Evergy Inc.

•	General Ellen M. Pawlikowski, retired four-star general of the United States Air Force

•	Frank C. Sullivan, chairman and chief executive officer, RPM International Inc.

•	Elizabeth F. Whited, executive vice president – sustainability and strategy of Union Pacific Corporation

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 16,800 individuals worldwide. Visit www.RPMinc.com to learn more.

Matt Schlarb, senior director – investor relations, at 330-220-6064 or mschlarb@rpminc.com.

Source: RPM International Inc.